Filed by NovaStar Financial, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

NovaStar Announces Exchange of Trust Preferred Securities

KANSAS CITY, MO, March 22, 2011—NovaStar Financial, Inc. (OTCQB: Common Stock: NOVS; Series C Preferred Stock: NOVSP) (the “Company”) has completed a series of transactions (together, the “Transaction”) that resulted in:
  the cancellation of all the junior subordinated notes (the “Junior Notes”) of NovaStar Mortgage, Inc. (“NMI”), a wholly-owned subsidiary of the Company, issued to NovaStar Capital Trust I/B (“Trust I/B”) and NovaStar Capital Trust II/B (“Trust II/B” and, with Trust I/B, the “Trusts”), having an aggregate principal amount of $80,545,000;
  the issuance of $85,937,500 total aggregate principal amount of unsecured senior notes of the Company (the “Senior Notes”) to the holders of the trust preferred securities (the “TruPS”); and

  the dissolution of the Trusts.
The Transaction provides the Company a 1% rate of interest on its debt obligations for the next five years. Under the Junior Notes, the rate of interest on the debt had the potential to significantly increase this year. Moreover, the Company views the Transaction as an important piece in its efforts to recapitalize the Company in conjunction with its proposed Series C Preferred Stock exchange offer (the “Series C Offer”).

“By completing this transaction, we have limited our exposure to an increase in interest rates during the next five years giving us more cash to support the expansion of our operating businesses,” said Lance Anderson, the Company’s Chief Executive Officer. “This is an important improvement in the Company’s rebuilding efforts.”

The Junior Notes, whose payment was guaranteed by the Company, were scheduled to mature in 2035 and carried a 1% rate of interest until the earlier of (a) January 1, 2019 or (b) certain financial triggers were satisfied, upon which the Junior Notes would accrue interest at the rate of LIBOR plus 3.5%. Based on estimates, the Company forecasted that it would have met the financial triggers during 2011. The Senior Notes, which are a direct obligation of the Company, will mature on March 30, 2033 and accrue interest at a rate of 1% until the earlier of (a) January 1, 2016 or (b) until the Company or its subsidiaries complete certain equity offerings, upon which the interest rate increases to LIBOR plus 3.5%.

The terms of the Senior Notes restrict the Company’s ability to incur debt or permit a lien on its assets, declare or pay dividends, redeem equity or debt securities that rank pari passu or junior to the Senior Notes, and make certain other payments or distributions (the “Negative Covenants”). At such time that the Senior Notes accrue interest at LIBOR plus 3.5%, and the Company satisfies certain financial covenants, the Negative Covenants do not apply.

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The Series C Offer has not commenced. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed public exchange offer, the Company has filed a Registration Statement on Form S-4 that contains a proxy statement, consent solicitation and prospectus and related exchange offer materials with the Securities and Exchange Commission (the “SEC”) on December 10, 2010, and subsequently amended it on January 13, 2011 and February 18, 2011. This registration statement has not yet become effective. The Company will mail the proxy statement/consent solicitation/prospectus and related exchange offer materials to the holders of its Series C Preferred Stock who are eligible to participate in the exchange offer, if and after the registration statement is declared effective. Such holders are urged to carefully read the proxy statement/consent solicitation/prospectus and related exchange offer materials because they contain important information.

The Registration Statement and the Schedule 13E-3/TO filed by the Company to disclose the Series C Offer, subject to subsequent amendment, are available for free on the Securities and Exchange Commission’s website, www.sec.gov. The proxy statement/consent solicitation/prospectus included in the Registration Statement and additional copies of the proxy statement will be available for free from the Company for the applicable shareholders of the Company.

About NovaStar

NovaStar Financial, Inc., headquartered in Kansas City, Missouri, is currently engaged in managing its portfolio of nonconforming residential mortgage securities and owning and operating two majority-owned subsidiaries: StreetLinks LLC, a national residential appraisal and real estate valuation management services company; Advent Financial Services LLC, which provides access to tailored banking accounts, small dollar banking products and related services to low and moderate income level individuals. Prior to 2008, NovaStar originated, securitized, sold and serviced residential nonconforming mortgage loans. For information regarding the Company, contact Matt Kaltenrieder, Investor Relations, at (816) 237-7508.

Forward-Looking Statements

Statements in this press release regarding the Company and its business, which are not historical facts, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters and include statements regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Words such as “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, regarding the impact they will have on the results of operations or financial condition of the Company. This press release speaks only as of its date and the Company expressly disclaims any duty to update the information herein except as required by federal securities laws.